EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 27, 2009 (August 20, 2009 as to the effects of the retrospective adoption of new accounting standards), relating to the financial statements and financial statement schedules of DTE Energy Company and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of new accounting standards and the retrospective adjustments related to the adoption of SFAS 160 and FSP EITF 03-6-1), appearing in the current report on Form 8-K of the Company dated August 20, 2009, and our report dated February 27, 2009, relating to the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2008, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
Detroit, Michigan
August 20, 2009